Filed Pursuant to Rule 433
Registration No. 333-205844-01

Free Writing Prospectus dated March 17, 2016

Hyundai Auto Receivables Trust 2016-A

Issuing Entity

Hyundai ABS Funding, LLC	Hyundai Capital America
Depositor	Sponsor, Seller, Administrator and Servicer

The depositor has prepared a preliminary prospectus dated March 17, 2016, which describe the notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Standard & Poor’s Ratings Services
Class A-1 notes	P-1 (sf)	A-1+ (sf)
Class A-2-A notes	Aaa (sf)	AAA (sf)
Class A-2-B notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa2 (sf)	AA+ (sf)
Class C notes	A2 (sf)	A+ (sf)
Class D notes	Baa3 (sf)	BBB+ (sf)

It is a condition to the issuance of the notes that each class of the notes receive at least the ratings listed above.

Underwriters

BofA Merrill Lynch	BNP PARIBAS	MUFG	SOCIETE GENERALE

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The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.